For Immediate Release
May 8, 2024

Southwest Gas Holdings, Inc. Reports First Quarter 2024 Financial Results, Affirms Guidance
Delivers Strong First Quarter Utility Earnings
Positive Nevada Rate Case Outcome
Centuri IPO Successfully Executed; Net Proceeds Used to Reduce Centuri Debt
LAS VEGAS – May 8, 2024 – Southwest Gas Holdings, Inc. (NYSE: SWX) (“Southwest Gas” or “Company”) today reported first quarter 2024 consolidated net income of $87.7 million, or $1.22 per diluted share, and adjusted consolidated net income of $98.5 million, or $1.37 per diluted share. These results compared to consolidated net income of $45.9 million, or $0.67 per diluted share, and adjusted consolidated earnings of $121 million, or $1.77 per diluted share for the first quarter of 2023.
“The successful close of the Centuri IPO marked a significant milestone in Southwest Gas’ journey to becoming a pure play natural gas utility,” said Karen Haller, President and Chief Executive Officer at Southwest Gas Holdings. “The outstanding outcome we achieved from the IPO pricing is a direct result of the investment over the years, growing Centuri into an industry leader in the utility infrastructure services space. We remain committed to completing the separation in a timely and optimal manner,” added Haller.
“By delivering on our strategic priorities, we made a strong start to our fiscal year in our utility operations. In April, we received a positive outcome in our Nevada rate case. We expect to begin benefiting from refreshed customer rates in the second quarter, as we start to collect on the substantial investments we have made for the benefit of our Nevada customers. Additionally, we advanced our disciplined business management approach across the utility, which is demonstrated by relatively flat O&M over the prior year’s first quarter. As such, we are expecting 2024 utility net income toward the upper half of our range.”
Recent Southwest Gas Holdings Operational and Financial Highlights
•In April 2024, completed the previously communicated initial public offering (“IPO”) of Centuri Holdings (NYSE: CTRI) (“Centuri”) common stock at a price of $21.00 per share, along with a concurrent private placement of Centuri’s common stock at a price per share equal to the IPO price; net proceeds were approximately $329.3 million and were utilized primarily to repay amounts under Centuri’s term loan and revolving credit facility with the remainder for general corporate purposes. Post-IPO, Southwest Gas owns approximately 81% of Centuri and will continue to consolidate Centuri in its financial results until conditions for consolidation are no longer met;
•Corporate and administrative expenses include $11 million in interest expense related to outstanding borrowings and $2.7 million in Centuri separation costs; and
•Non-GAAP adjustments to first quarter 2024 earnings included $11 million of after-tax costs incurred to facilitate the separation of Centuri, as well as the amortization of intangible assets at Centuri.

SOUTHWEST GAS HOLDINGS, INC.
SUMMARY UNAUDITED OPERATING RESULTS
(In thousands, except per share items)

	Three Months Ended March 31,
	2024	2023
Results of Consolidated Operations
Contribution to net income (loss) - natural gas distribution	$135,825	$134,696
Contribution to net income (loss) - utility infrastructure services	(36,230)	(11,872)
Contribution to net income (loss) - pipeline and storage	—	(16,288)
Contribution to net income (loss) - corporate and administrative	(11,858)	(60,625)
Net income	$87,737	$45,911
Non-GAAP adjustments - consolidated(1)	10,724	75,044
Adjusted net income(1)	$98,461	$120,955
Diluted earnings per share	$1.22	$0.67
Diluted adjusted earnings per share	$1.37	$1.77
Weighted average diluted shares	71,882	68,419
(1) Beginning with first quarter 2024, we adapted our calculation of adjusted net income by adding an adjustment for the amortization of certain intangible assets at our utility infrastructure services segment. Such adjustments are common in the infrastructure services industry. For comparative purposes, we have also recast adjusted net income for the three months ended March 31, 2023 to align with this approach. See "Non-GAAP Measures" below for more information and reconciliations of our non-GAAP financial measures.
Business Segment Highlights
Key Operational and Financial Highlights for Southwest / Natural Gas Distribution Segment Include:
•Record twelve-month operating margin of $1.3 billion;
•Approximately 40,000, or 2%, new meter sets added to customer count during the last 12 months;
•In April 2024, annual revenue increase of ~$59 million was approved in Nevada, which included an increase in allowed return on equity (9.5%) and an equity capitalization structure of 50%;
•Filed Arizona and Great Basin Gas Transmission Company general rate cases requesting to increase revenues by approximately $126 million and $16 million, respectively;
•Operations and maintenance expenses were relatively flat between comparative periods, reflecting cost discipline;
•Deferred purchased gas cost balances decreased by ~$770 million from March 31, 2023 to March 31, 2024; and
•$191 million capital investment during the quarter.
Key Operational and Financial Highlights for Centuri / Utility Infrastructure Services Segment Include:
•Revenues of $528 million in the first quarter of 2024, a decrease of $125.3 million, or 19%, compared to the first quarter of 2023 (which included favorable weather and more offshore wind work, as well as more storm restoration services work);

•Operating loss of $21.9 million in the first quarter of 2024, a decrease of $33.7 million compared to the first quarter 2023 operating income;
•Received over $40 million of new awards from existing MSA customers supporting the work to advance critical reliability and integrity spending;
•In April 2024, paid down $316 million of debt from proceeds of the successful IPO;
•In April 2024, paid $92 million to acquire the remaining 10% outstanding noncontrolling interest in Linetec Services, LLC; and
•First quarter results included $8.3 million of nonrecurring strategic review and severance costs.
Southwest / Natural Gas Distribution - First Quarter 2024
The natural gas distribution segment recorded net income of $135.8 million in the first quarter of 2024, compared to net income of $134.7 million in the first quarter of 2023. This was primarily driven by an increase in operating margin and lower interest expense, partially offset by higher depreciation and amortization expense.
Key drivers of first quarter 2024 performance as compared to first quarter 2023 include:
•Increased operating margin contributed $9.2 million more in operating income compared to the first quarter of 2023, including the impact of $5 million from customer growth, as 40,000 first-time meter sets occurred during the last twelve months. Combined rate relief in Arizona and California added approximately $10 million of incremental margin. Increases in recoveries associated with regulatory programs of $6.5 million also contributed positively to operating margin, with an associated comparable increase in amortization expense between periods. Offsetting these margin contributions was an $8 million out-of-period gas cost adjustment in the prior-year first quarter, and $4 million in higher 2024 gas cost used in operations that is offset in operations and maintenance expense;
•A $0.3 million decrease in operations and maintenance expense primarily related to the cost of fuel used in operations ($4 million discussed above), which was mostly offset by increases in employee-related labor and benefits costs;
•Depreciation and amortization increased $10.2 million, reflective of a 7% increase in average gas plant in service since the corresponding first quarter of 2023, and $6.5 million in higher regulatory account amortization associated with the recovery of regulatory program balances, which is offset in operating margin. The increase in plant was attributable to pipeline capacity reinforcement work, franchise requirements, scheduled pipe replacement activities, and new infrastructure;
•Other income decreased $0.3 million, driven primarily by a $2.7 million decline in interest income related to carrying charges associated with regulatory account balances, notably, deferred purchase gas cost balances, which decreased from $970 million as of March 31, 2023 to $199 million as of March 31, 2024. This decline in interest income was offset by a $1.8 million increase in the equity portion of the allowance for funds used during construction and a $1.2 million increase in values underlying company-owned life insurance policies between periods; and

•Interest expense decreased $2.2 million compared to the first quarter of 2023, due to the payoff of a $450 million term loan in April 2023, partially offset by the impact of the issuance of $300 million of Senior Notes in March 2023.
Southwest / Natural Gas Distribution Segment Guidance and Outlook:
The Company has affirmed the following forward-looking guidance for Southwest:

(in millions, except percentages)	Affirmed Estimates
2024 Southwest net income guidance	$228 - $238
2024 Capital expenditures in support of customer growth, system improvements, and pipe replacement programs	$830
2024 - 2026 Southwest adjusted net income compound annual growth rate(1)	10% - 12%
2024 - 2026 Capital expenditures	$2,400
2024 - 2026 Southwest rate base compound annual growth rate(1)	6.5% - 7.5%
(1) Net income and rate base compound annual growth rate: base year 2024.
Centuri / Utility Infrastructure Services - First Quarter 2024
The utility infrastructure services segment had a net loss of $36.2 million and adjusted net loss of $27.6 million in the first quarter of 2024, compared to a net loss of $11.9 million and adjusted net loss of $6.8 million in the first quarter of 2023. The first quarter of 2023 benefited from higher than normal storm restoration services work, the timing of completed offshore wind projects, and the commencement of a large gas infrastructure project which has since been completed.
Key drivers of Centuri’s first quarter performance in 2024 as compared to first quarter performance in 2023 include:
•$125.3 million, or 19.2%, decrease in revenues, including an $81.8 million decrease in electric infrastructure services revenue (“Electric”), and a decrease in gas utility infrastructure services revenues (“Gas”) of $37.4 million. The decrease in Electric revenues primarily consisted of a $21.4 million decrease in storm restoration services revenue and a decrease in offshore wind revenues of $12.6 million due to timing of project completion. The remaining decrease in Electric revenue was mostly due to a net reduction in volumes under certain existing customer agreements as a result of unfavorable winter weather and customer budgetary constraints that did not exist in the prior year. The decrease in Gas revenues was driven primarily by unfavorable winter weather, which drove a net reduction in volume under master service agreements with certain existing customers as well as timing of completion of bid projects;
•$88 million, or 14.6%, decrease in utility infrastructure services expenses, primarily due to decreased work under offshore wind projects and change in the mix of work performed on offshore wind projects. Profit margins in the first quarter of 2024 decreased primarily due to decreased volumes and unfavorable winter weather, changes in the mix of work, and a reduction in storm restoration services, which typically generate a higher profit margin than core infrastructure services. Included in total Utility infrastructure services expenses were general and administrative costs, which increased approximately $5 million between quarters primarily due to $8.3 million in combined severance and strategic review costs in the first quarter of 2024 compared to just $0.2 million in similar costs in the first quarter of 2023. Gains on sale of equipment in the first quarter of 2024 and 2023 (reflected as an offset to Utility infrastructure services expenses) were approximately $0.9 million and $0.7 million, respectively;
•Depreciation and amortization expense decreased $3.6 million between periods, primarily due to certain tools/equipment within Electric operations becoming fully depreciated in 2023 and not requiring replacement based on project needs. Additionally, more efficient utilization of existing fixed assets in recent periods has slowed the growth of the depreciable asset base, highlighted by capital expenditures of $106.6 million in calendar year 2023 compared to $130.2 million in calendar year 2022;
•Interest expense increased $1.7 million compared to the first quarter of 2023, reflective of higher short-term interest rates and higher borrowings on Centuri’s revolving line of credit; and
•Non-GAAP adjustments to recorded first quarter 2024 earnings included $3.6 million of after-tax strategic review and Centuri IPO costs, while the first quarter of 2023 earnings included a negligible amount of such costs. Amortization of acquired intangible assets was comparable between the first quarters of 2024 and 2023 ($6.7 million, pre-tax).
Centuri Separation Update
On April 22, 2024, Southwest Gas and Centuri, announced the closing of Centuri’s IPO of 14,260,000 shares of Centuri’s common stock, including shares issued as part of the full exercise of the underwriters’ over-allotment option, at an IPO price of $21.00 per share. Centuri’s common stock now trades on the New York Stock Exchange (“NYSE”) under the symbol “CTRI”.
The approximately $329.3 million net proceeds to Centuri from the IPO (inclusive of the private placement) were primarily used to repay amounts under Centuri’s revolving credit and term loan facility, with the remainder for general corporate purposes.
Southwest Gas will update investors on its plans with respect to the balance of its 81% ownership stake held in Centuri at a future date. Those options may include a sale of CTRI shares, a distribution of CTRI shares to SWX shareholders, a potential exchange of CTRI shares for SWX shares, or some combination thereof. Southwest Gas remains committed to pursuing a pure play utility strategy through an exit of its remaining interest in Centuri; the Centuri IPO puts the Company on a path to achieving that objective.
Conference Call and Webcast
Southwest Gas will host a conference call on Wednesday, May 8, 2024 at 11:00 a.m. ET to discuss its first quarter 2024 results. The associated press releases and presentation slides are available at swgasholdings.com.

The call will be webcast live on the Company's website at swgasholdings.com. The telephone dial-in numbers in the U.S. and Canada are toll free: (800) 836-8184 or international (646) 357-8785. The webcast will be archived on the Southwest Gas website.
Southwest Gas Holdings, Inc., through its primary operating subsidiary Southwest Gas Corporation, engages in the business of purchasing, distributing and transporting natural gas. In addition, Southwest Gas Holdings, Inc. is the majority owner of Centuri Holdings, Inc., which provides comprehensive utility infrastructure services across North America. Southwest Gas Corporation is a dynamic energy company committed to exceeding the expectations of over 2 million customers throughout Arizona, Nevada, and California by providing safe and reliable service while innovating sustainable energy solutions to fuel the growth in its communities.
Forward-Looking Statements: This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include, without limitation, statements regarding Southwest Gas Holdings, Inc. (the “Company”), Southwest Gas Corporation (the “Utility” or “Southwest”), Centuri Holdings, Inc. and Centuri Group, Inc. (“Centuri”) and their expectations or intentions regarding the future. These forward-looking statements can often be identified by the use of words such as “will”, “predict”, “continue”, “forecast”, “expect”, “believe”, “anticipate”, “outlook”, “could”, “target”, “project”, “intend”, “plan”, “seek”, “pursue”, “estimate”, “should”, “may” and “assume”, as well as variations of such words and similar expressions referring to the future, and include (without limitation) statements regarding expectations of continuing growth in 2024. In addition, the statements under headings pertaining to “Guidance and Outlook” that are not historic, constitute forward-looking statements. A number of important factors affecting the business and financial results of the Company, Utility, and Centuri could cause actual results to differ materially from those stated in the forward-looking statements. These factors include, but are not limited to, statements regarding the proposed transaction structure and timing of a separation of our remaining interests in Centuri, the timing and impact of executing (or not executing) such transaction alternatives, the timing and amount of rate relief, changes in rate design, customer growth rates, the effects of regulation/deregulation, tax reform and similar changes and related regulatory decisions, the impacts of construction activity at Centuri, the potential for, and the impact of, a credit rating downgrade, the costs to integrate new businesses, future earnings trends, inflation, sufficiency of labor markets and similar resources, seasonal patterns, current and future litigation, and the impacts of stock market volatility. In addition, the Company can provide no assurance that its discussions about future operating margin, operating income, COLI earnings, interest expense, and capital expenditures of the natural gas distribution segment will occur. Likewise, the Company can provide no assurance regarding segment revenues, margin or growth rates, that projects expected to be undertaken with results as stated will occur, nor that interest expense patterns will transpire as expected, that increases in costs will be timely incorporated in contracts and revenues, that customer materials will be available timely to efficiently complete projects, or that inefficiencies in the mix of work will not result, nor can it provide assurance regarding acquisitions or their impacts, including management’s plans or expectations related thereto. Factors that could cause actual results to differ also include (without limitation) those discussed under the heading “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Quantitative and Qualitative Disclosure about Market Risk” in Southwest Gas Holdings, Inc.’s most recent Annual Report on Form 10-K and in the Company’s and Southwest Gas Corporation’s current and periodic reports, including our Quarterly Reports on Form 10-Q, filed from time to time with the SEC. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company does not assume any obligation to update the forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future developments, or otherwise.
Non-GAAP Measures. This earnings release contains financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S. (“GAAP”). These non-GAAP measures include (i) adjusted consolidated earnings per diluted share, (ii) adjusted consolidated net income, (iii) natural gas distribution segment adjusted net income, (iv) pipeline and storage segment adjusted net income, (v) utility infrastructure services segment adjusted net loss, and (vi) adjusted corporate and administrative net loss. Management uses these non-GAAP measures internally to evaluate performance and in making financial and operational decisions. Management believes that its presentation of these measures provides investors greater transparency with respect to its results of operations and that these measures are useful for a period-to-period comparison of results. Management also believes that providing these non-GAAP financial measures helps investors evaluate the Company’s operating performance, profitability, and business trends in a way that is consistent with how management evaluates such performance. Adjusted consolidated net income for the three-months ended March 31, 2024 and 2023 includes adjustments to add back expenses related to the MountainWest acquisition and integration expenses, the strategic review, along with losses on disposal groups held for sale, including goodwill impairment impacts and estimated selling costs, other costs associated with the sale, costs incurred to facilitate a separation of Centuri, and amortization of intangible assets at Centuri. Management believes that it is appropriate to adjust for expenses related to the MountainWest acquisition and integration, for losses on held for sale businesses and for related costs, along with costs to facilitate a separation of Centuri, because they are expenses and charges that will not recur following these events. The amortization of certain acquisition intangible assets applies to our utility infrastructure services segment adjusted net income (loss) and therefore applies to adjusted net income at the Southwest Gas Holdings consolidated level as well. We believe this adjustment is a common adjustment in the infrastructure services industry and that this adjustment allows investors to more clearly compare earnings performance with Centuri peer performance; as such, beginning with the first quarter of 2024, the Company has presented this adjustment now that Centuri has completed its IPO and has begun as a public company. For comparison, the Company has recast adjusted net income for the first quarter of 2023, to add amortization of certain intangible assets in order to align the presentation of adjusted net income between periods, including related tax effects.
Management also uses the non-GAAP measure, operating margin, related to its natural gas distribution operations. Southwest recognizes operating revenues from the distribution and transportation of natural gas (and related services) to customers. Gas cost is a tracked cost, which is passed through to customers without markup under purchased gas adjustment (“PGA”) mechanisms, impacting revenues and net cost of gas sold on a dollar-for-dollar basis, thereby having no impact on Southwest’s profitability. Therefore, management routinely uses operating margin, defined by management as regulated operations revenues less the net cost of gas sold, in its analysis of Southwest’s financial performance. Operating margin also forms a basis for Southwest’s various regulatory decoupling mechanisms. Management believes supplying information regarding operating margin provides investors and other interested parties with useful and relevant information to analyze Southwest’s financial performance in a rate-regulated environment. (The Southwest Gas Holdings, Inc. Consolidated Earnings Digest included herein provides reconciliations for these non-GAAP measures.)
We do not provide a reconciliation of forward-looking Non-GAAP Measures to the corresponding forward-looking GAAP measure due to our inability to project special charges and certain expenses. Following the Centuri IPO, we are no longer reporting Utility Infrastructure Services EBITDA and Adjusted EBITDA. Centuri will report those metrics in its own earnings materials.

Contacts

Investor and Analyst Contact	Media Contact

Justin S. Forsberg	Sean Corbett
Vice President of Investor Relations and Treasurer	Manager, Corporate Communications
Phone: (702) 364-3135	Phone: (702) 876-7219
justin.forsberg@swgas.com	sean.corbett@swgas.com

SOUTHWEST GAS HOLDINGS, INC. CONSOLIDATED EARNINGS DIGEST
(In thousands, except per share amounts)

QUARTER ENDED MARCH 31,	2024	2023
Consolidated Operating Revenues	$1,580,956	$1,603,304

Net Income applicable to Southwest Gas Holdings	$87,737	$45,911

Weighted Average Common Shares	71,728	68,265

Basic Earnings Per Share	$1.22	$0.67

Diluted Earnings Per Share	$1.22	$0.67

Reconciliation of Gross Margin to Operating Margin (non-GAAP measure)
Utility Gross Margin	$256,808	$259,364
Plus:
Operations and maintenance (excluding Admin & General) expense	81,305	79,696
Depreciation and amortization expense	84,823	74,650
Operating Margin	$422,936	$413,710

Reconciliation of non-GAAP financial measures of Adjusted net income (loss) and Adjusted diluted earnings (loss) per share and their comparable GAAP measures of Net income (loss) and Diluted earnings (loss) per share. Note that the comparable GAAP measures are also included in Note 7 - Segment Information in the Company’s March 31, 2024 Form 10-Q. As noted above, under “Non-GAAP Measures,” beginning with the first quarter of 2024, we have added an adjustment to adjusted net income (loss) applicable to Utility Infrastructure Services, which accordingly applies to adjusted net income (loss) applicable to Southwest Gas Holdings on a consolidated basis. In order to provide a consistent comparative presentation, we have recast Adjusted net income (loss) for the first quarter of 2023.
Amounts in thousands, except per share amounts

	Three Months Ended March 31,
	2024	2023
Reconciliation of Net income (loss) to non-GAAP measure of Adjusted net income (loss)
Net income applicable to Natural Gas Distribution (GAAP)	$135,825	$134,696
Adjusted net income applicable to Natural Gas Distribution	$135,825	$134,696

Net loss applicable to Utility Infrastructure Services (GAAP)	$(36,230)	$(11,872)
Plus:
Strategic review, including Centuri separation	3,877	91
Income tax effect of adjustment above(1)	(256)	(23)
Amortization of intangible assets(2)	6,668	6,668
Income tax effect of adjustment above(1)	(1,636)	(1,636)
Adjusted net loss applicable to Utility Infrastructure Services	$(27,577)	$(6,772)

Net loss applicable to Pipeline and Storage (GAAP)(3)	$—	$(16,288)
Plus:
Goodwill impairment and loss on sale	—	21,215
Income tax effect of adjustment above(1)	—	6,196
Nonrecurring stand-up costs associated with integrating MountainWest	—	2,565
Income tax effect of adjustment above(1)	—	(616)
Adjusted net income applicable to Pipeline and Storage	$—	$13,072

	Three Months Ended March 31,
	2024	2023
Net loss - Corporate and administrative (GAAP)	$(11,858)	$(60,625)
Plus:
Goodwill impairment and loss on sale and sale-related expenses(4)	—	51,473
Income tax effect of adjustment above(1)	—	(12,354)
MountainWest stand-up, integration, and transaction-related costs	—	291
Income tax effect of adjustment above(1)	—	(70)
Centuri separation cost	2,725	1,637
Income tax effect of adjustment above(1)	(654)	(393)
Adjusted net loss applicable to Corporate and administrative	$(9,787)	$(20,041)

Net income applicable to Southwest Gas Holdings (GAAP)	$87,737	$45,911
Plus:
Goodwill impairment and loss on sale and sale-related expenses(4)	—	72,688
MountainWest stand-up, integration, and transaction-related costs	—	2,856
Strategic review and Centuri separation	6,602	1,728
Amortization of intangible assets(2)	6,668	6,668
Income tax effect of adjustments above(1)	(2,546)	(8,896)
Adjusted net income applicable to Southwest Gas Holdings	$98,461	$120,955

Weighted average shares - diluted	71,882	68,419

Earnings per share:
Diluted earnings per share	$1.22	$0.67
Adjusted consolidated earnings per diluted share	$1.37	$1.77

(1) Calculated using the Company’s blended statutory tax rate of 24%, except for items pertaining to the Utility Infrastructure Services segment which, for most items, was calculated using a blended statutory tax rate of 25% and goodwill impairment which was calculated using an effective tax rate of ~23%. Strategic review costs for Centuri include certain costs for IPO readiness, including certain compensation costs related to top leader public company transition, the majority of which are non-deductible for tax purposes. Certain MountainWest Settlement agreement costs were non-deductible for tax purposes, in addition to a component of the impairment loss that was a permanent item without tax basis thereby lowering the 2023 tax benefit by $11.2 million.

(2) The Company has determined that the add back of intangible assets is appropriate going forward as such is a non-cash expense and the valuation of the intangibles is inherently subjective.
(3) The information for 2023 reflects activity related to the period from January 1, 2023 to February 13, 2023 (the last full day of ownership).
(4) Amount includes approximately $1.5 million during the three months ended March 31, 2023 in administrative expenses incurred related to the sale of MountainWest, which were not part of the loss on sale overall.

SOUTHWEST GAS HOLDINGS, INC.
SUMMARY UNAUDITED OPERATING RESULTS
(In thousands, except per share amounts)

	Three Months Ended March 31,
	2024	2023
Results of Consolidated Operations
Contribution to net income (loss) - natural gas distribution	$135,825	$134,696
Contribution to net income (loss) - utility infrastructure services	(36,230)	(11,872)
Contribution to net income (loss) - pipeline and storage	—	(16,288)
Corporate and administrative	(11,858)	(60,625)
Net income	$87,737	$45,911

Basic earnings per share	$1.22	$0.67
Diluted earnings per share	$1.22	$0.67

Weighted average common shares	71,728	68,265
Weighted average diluted shares	71,882	68,419

Results of Natural Gas Distribution
Regulated operations revenues	$1,052,933	$914,879
Net cost of gas sold	629,997	501,169
Operating margin	422,936	413,710
Operations and maintenance expense	130,866	131,188
Depreciation and amortization	84,823	74,650
Taxes other than income taxes	22,903	22,740
Operating income	184,344	185,132
Other income, net	18,100	18,443
Net interest deductions	36,444	38,622
Income before income taxes	166,000	164,953
Income tax expense	30,175	30,257
Contribution to net income - natural gas distribution	$135,825	$134,696

	Three Months Ended March 31,
	2024	2023
Results of Utility Infrastructure Services
Utility infrastructure services revenues	$528,023	$653,293
Operating expenses:
Utility infrastructure services expenses	515,643	603,680
Depreciation and amortization	34,319	37,870
Operating income (loss)	(21,939)	11,743
Other income (deductions)	32	(680)
Net interest deductions	24,099	22,376
Loss before income taxes	(46,006)	(11,313)
Income tax benefit	(9,601)	(1,180)
Net loss	(36,405)	(10,133)
Net income (loss) attributable to noncontrolling interests	(175)	1,739
Contribution to consolidated results attributable to Centuri	$(36,230)	$(11,872)

FINANCIAL STATISTICS
Market value to book value per share at quarter end		163%
Twelve months to date return on equity	-- total company	5.9%
	-- gas segment	7.9%
Common stock dividend yield at quarter end		3.3%
Customer to employee ratio at quarter end (gas segment)		947 to 1

GAS DISTRIBUTION SEGMENT
	Authorized Rate Base (In thousands)	Authorized Rate of Return	Authorized Return on Common Equity
Rate Jurisdiction
Arizona	$2,607,568	6.73%	9.30%
Southern Nevada(1)	1,780,756	7.00	9.50
Northern Nevada(1)	227,060	7.01	9.50
Southern California(2)	285,691	8.02	11.16
Northern California(2)	92,983	7.91	11.16
South Lake Tahoe(2)	56,818	7.91	11.16
Great Basin Gas Transmission Company(3)	135,460	8.30	11.80
(1) Effective April 2024.
(2) Authorized returns updated effective January 1, 2024, due to an Automatic Rate of Return Trigger Mechanism.
(3) Estimated amounts based on 2019/2020 rate case settlement.

SYSTEM THROUGHPUT BY CUSTOMER CLASS
	Three Months Ended March 31,
(In dekatherms)	2024	2023
Residential	37,727,368	45,977,985
Small commercial	12,759,059	14,346,416
Large commercial	3,006,994	3,241,188
Industrial / Other	1,545,081	1,833,582
Transportation	21,769,161	22,984,289
Total system throughput	76,807,663	88,383,460

HEATING DEGREE DAY COMPARISON
Actual	992	1,262
Ten-year average	993	974
Heating degree days for prior periods have been recalculated using the current period customer mix.